[FIC LOGO]

                        Financial Industries Corporation
                            Austin Centre, 701 Brazos
                               Austin, Texas 78701



Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Financial Industries Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 23, 2000, at 10:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

We appreciate your support and cooperation in returning the enclosed proxy.


                                                     Cordially,



                                                     Roy F. Mitte
                                                     Chairman, President and
                                                     Chief Executive Officer

                        Financial Industries Corporation
                            Austin Centre, 701 Brazos
                               Austin, Texas 78701



                            NOTICE OF ANNUAL MEETING
                             TO BE HELD MAY 23, 2000






Notice is hereby given that the 2000 Annual Meeting of Shareholders of Financial Industries Corporation is scheduled to be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 23, 2000, 10:00 a.m., local time, for the following purposes:

         1.       The election of eleven Directors for the ensuing year.

         2. Such other business that may properly come before the meeting or any adjournment thereof.

Only those Shareholders of record at the close of business on April 10 , 2000 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

The Proxy Statement accompanies this notice.

April 19, 2000

                                          By Order of the Board of Directors



                                          Eugene E. Payne
                                          Secretary


                             YOUR VOTE IS IMPORTANT

We hope that you will be able to attend the meeting in person. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS OF
                        Financial Industries Corporation
                Austin Centre o 701 Brazos o Austin, Texas 78701

This Proxy is furnished in connection with the solicitation of proxies by the Board of Directors of Financial Industries Corporation (FIC or the Company) for use at the Annual Meeting of Shareholders to be held May 23, 2000, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by FIC. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of FIC's common stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to shareholders is April 19, 2000.

A copy of FIC's Annual Report of Shareholders for the year ended December 31, 1999, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

A copy of the Company's Annual Report to the Securities and Exchange Commission on form 10-K, including Financial Statements and Financial Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, Financial Industries Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701.

Only shareholders of record on the books of FIC at the close of business on April 10, 2000, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 5,054,661 shares of common stock. Each shareholder of FIC common stock is entitled to one vote for each share standing in his or her name on the books of the Company, as of the Record Date, on all business to come before the meeting. However, in voting for Directors, each shareholder may cumulate votes for the election of Directors for those candidates whose names have been placed in nomination; that is, each Shareholder may cast as many votes as there are Directors to be elected multiplied by the number of shares then registered in his or her name and to cast all such votes for one candidate or distribute such votes among the nominees for Director in accordance with the Shareholder's choice. Each share will be entitled to eleven (11) votes on a cumulative basis in voting for Directors. The right to vote cumulatively may be exercised only in the event that a Shareholder gives written notice of his decision to vote cumulatively to the Secretary of FIC on or before the day preceding the Annual Meeting. If any Shareholder complies with that written notice requirement, all Shareholders may cumulate their votes. FIC's management does not intend to request cumulative voting of their shares and is not aware of an intention by any Shareholder to do so. However, should any Shareholder elect to vote cumulatively, the person authorized to vote shares represented by executed proxies, if authority to vote for the election of Directors is not withheld, will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specific candidates has been withheld, among those nominees for whom authority to vote has not been withheld.

The proxy solicited by this Proxy Statement is revokable at any time prior to the exercise thereof at the meeting by written notice submitted to Eugene E. Payne, Secretary, Financial Industries Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701 or by delivery of a subsequent proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with instructions contained therein. Proxies submitted without specification will be voted to elect the nominees for Directors named herein.


                              ELECTION OF DIRECTORS

The following eleven nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are now Directors of the Company. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.

The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them are set forth on the following pages. The data supplied below is based on information provided by the nominees, except to the extent that such data is known to the Company.


Name           Age       Director   Director and Other Information
                          Since
John D.        57          1991     Director of FIC since 1991.  Vice President,
Barnett                             Investment Professionals, Inc. from 1996 to
                                    present. Vice President, Investments of
                                    Prudential Securities from 1983 to 1996.

Charles K.     42          2000     Director and Vice President of FIC and ILCO
Chacosky                            since January, 2000.  Executive Vice
                                    President of FLIC since January, 2000.
                                    Executive Vice President of Investors-NA and Investors-IN since January, 2000. Senior
                                    Manager of PricewaterhouseCoopers, LLP from
                                    February, 1997 to December, 1999.  Vice
                                    President of Germantown Life Insurance from
                                    February, 1995 to January, 1997.

Name           Age       Director    Director and Other Information
                          Since
Joseph F.      61          1992     Director of FIC since February 29, 1992.
Crowe                               Vice President of FIC from February 29,
                                    1992 to January 3, 1997. Vice President of
                                    ILCO from May 1991 to January, 1997.
                                    Director of ILCO from May, 1991 until
                                    September, 1997.  Director and Executive
                                    Vice President of Investors-NA and
                                    Investors-IN from June, 1991 to
                                    January, 1997.  Director and Executive Vice
                                    President of FLIC from June, 1991 to
                                    January, 1997.

Jeffrey H.     47          1995     Director of FIC since May, 1995.  Vice
Demgen                              President of FIC since August, 1996.  Vice
                                    President and Director of ILCO since August,
                                    1996.  Director of FLIC since October, 1992.
                                    Executive Vice President of FLIC since
                                    August, 1996. Senior Vice President of FLIC from October, 1992 to August, 1996.
                                    Executive Vice President and Director of
                                    Investors - NA since August, 1996.  Senior
                                    Vice President and Director of Investors- NA from October, 1992 to June, 1995. Executive
                                    Vice President and Director of Investors-IN since August, 1996. Senior Vice President of Investors-IN from October, 1992 to June, 1995.

Theodore A.     60          1996    Vice President and Director of FIC since
Fleron                              August, 1996. Vice President and Director of
                                    ILCO since May, 1991. Assistant Secretary of
                                    ILCO since June, 1990.  Senior Vice
                                    President, General Counsel, Assistant
                                    Secretary and Director of Investors-NA and Investors-IN since July, 1992. Senior Vice
                                    President, General Counsel, Director and
                                    Assistant Secretary of FLIC since
                                    August, 1996.

James M.        56           1976   Vice President, Secretary, Treasurer and
Grace                               Director of FIC since 1976.  Vice President
                                    and Treasurer of ILCO since January, 1985.
                                    Executive Vice President, Treasurer and
                                    Director of Investors-IN since 1989.
                                    Executive Vice President and Treasurer of
                                    Investors-NA since 1989.  Director,
                                    Executive Vice President and Treasurer of
                                    FLIC since 1991.

Name            Age      Director    Director and Other Information
                          Since
Dale E. Mitte   65         1994      Director of FIC since 1994. Senior Vice
                                     President, Chief Underwriter and Director from January, 1993 to March 5, 1999 of
                                     Investors-NA and Investors-IN. Vice
                                     President and Chief Underwriter from
                                     June, 1991 to March 5, 1999 of FLIC.

Roy F. Mitte    68         1976      Chairman of the Board, President and Chief
                                     Executive Office of FIC since 1976.
                                     Chairman of the Board, President and Chief
                                     Executive Officer of ILCO and Investors-IN since 1985. Chairman of the Board, President and Chief Executive Officer of
                                     Investors-NA since December, 1988.
                                     Chairman of ILG Securities Corporation
                                     since December 1988.  Chairman of the
                                     Board, President and Chief Executive
                                     Officer of FLIC since June, 1991.

Frank Parker     70         1994     Private investor.  Prior to June, 1997,
                                     President of Gateway Tugs, Inc. and Par-Tex
                                     Marine, Inc., both of which are located in Brownsville, Texas and were engaged in operating and chartering harbor and intracoastal tug boats. Director of FIC since May, 1994.

Eugene E.        57          1992    Vice President and Director of FIC since
Payne                                1992.  Vice President of ILCO since
                                     December, 1988 and Director since May,
                                     1989. Executive Vice President, Secretary and Director of Investors-NA since
                                     December, 1988. Executive Vice President since December, 1988 and Director since
                                     May, 1989 of Investors-IN.  Director,
                                     Executive Vice President and Secretary of
                                     FLIC since June, 1991.

Thomas C.        58          1996    Director of FIC since August, 1996.
Richmond                             Director of ILCO from March, 1994 to
                                     August, 1996.  Senior Vice President since
                                     January 1993 of Investors-NA and
                                     Investors-IN.

Name             Age        Director  Director and Other Information
                             Since
Jerome H.         63          1998    Director of FIC since 1998.  President
Supple                                and Professor of Chemistry, Southwest
                                      Texas State University, San Marcos, Texas since 1989. Director, Frost Bank.
                                      Dr. Supple is also active in a number of professional and educational organizations including: American Association of State
                                      Colleges and Universities, Board of
                                      Directors; American Council of Education/
                                      Commission on Governmental Relations;
                                      Commission on Colleges - Class 1993/
                                      Southern Association of Colleges and
                                      Schools; National Collegiate Athletic
                                      Association President's Commission;
                                      Association of Texas Colleges and
                                      Universities, Board of Directors;
                                      American Association for the Advancement of Science; and American Association of Higher Education.


                               EXECUTIVE OFFICERS

The following table sets forth the names and ages of the persons who currently serve as the Company's executive officers together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

Name                       Age              Positions and Offices

Roy F. Mitte               68               Chairman of the Board,
                                            President and Chief
                                            Executive Officer

Charles K. Chacosky        42               Vice President

Jeffrey H. Demgen          47               Vice President

James M. Grace             56               Vice President and Treasurer

Eugene E. Payne            57               Vice President and Secretary

In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive Officer, although his ability to communicate and his mobility are impaired.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that during the period from January 1, 1999 through December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, other than with respect to Mr. Parker, who filed a Form 5 in February, 2000, to report the transfer to him in February, 1998 of 2,000 shares of the Company's common stock upon the dissolution of his employer (Par-Tex Marine).



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                      Amount and Nature
Name and Address of                     of Beneficial              Percent
Beneficial Owner                          Ownership               of Class

Roy F. Mitte,
Chairman of the Board,
President and Chief
Executive Officer,
701 Brazos
Suite 1400
Austin, Texas  78701                     1,552,206                 30.71 %

Family Life Insurance Company
701 Brazos Street
Suite 1400
Austin, Texas 78701                        272,000                  5.38 %

InterContinental Life
  Corporation
701 Brazos
Suite 1400
Austin, Texas  78701                       690,161 (1,3)           12.42 % (2)

                                       Amount and Nature
Name and Address of                      of Beneficial             Percent
Beneficial Owner                          Ownership               of Class

Investors Life Insurance
  Company of North America
701 Brazos
Suite 1400
Austin, Texas  78701                       690,161 (1,3)           12.42 % (2)

Heartland Advisors, Inc.
790 North Milwaukee St.
Milwaukee, WI 53202                        500,100                  9.89 % (4)

Fidelity Management &
Research Company
82 Devonshire Street
Boston, MA 02109                           272,700                  5.39% (5)


(1) Of such shares, 145,500 shares are owned by Investors-NA, 44,250 shares are owned by Investors- IN, and 500,411 shares are issuable upon exercise of an option held by Investors-NA. Investors- NA is a direct subsidiary of ILCO. Investors-IN is a direct subsidiary of Investors-NA.

(2) Assumes that outstanding stock options or warrants held by non-affiliated persons have not been exercised and that outstanding stock options held by Investors-NA have been exercised.

(3) Includes options granted by FIC in connection with certain notes owned by Investors Life Insurance Company of North America and issued by FIC and a subsidiary of FIC. The options provide for the purchase of up to a total of
     9.9 percent of shares of FIC common stock at a price of $2.10 per share (as adjusted to reflect the five-for-one stock split in November, 1996), equivalent to the then current market price, subject to adjustment to prevent dilution. The initial terms of the option provided for their expiration on June 12, 1998, if not previously exercised. In connection with the 1996 amendments to the loan agreements, the expiration date of the options was extended to September 12, 2006.

(4) As reported to the Company on a Schedule 13(G) filed by Heartland Advisors, Inc. ("Heartland"). According to the Schedule 13(G), the shares are held for various investment advisory accounts and the interest of one such account (Heartland Value Fund, a registered investment company) is more than 5% of the common stock of FIC. A Schedule 13(G) was filed on January 27, 1998, reporting beneficial ownership of 320,400 shares. A Schedule 13(G)/A was filed on January 21, 1999, reporting beneficial ownership of an additional 118,100 shares and a Schedule 13(G)/A was filed on January 12, 2000, reporting beneficial ownership of an additional 61,600 shares.

(5) As reported to the Company on a Schedule 13(G) filed on February 14, 2000, by FMR Corporation, the parent company of Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company. According to the Schedule 13(G) filing, Fidelity acts as investment advisor to the Fidelity Low-Priced Stock Fund, a registered investment company, and the Fund is the beneficial owner of 268,700 shares of FIC common stock. The
     Schedule 13(G) also states that Fidelity Management Trust Company is the beneficial owner of 4,000 shares of FIC common stock, as a result of its serving as investment manager of certain institutional accounts.


The following table contains information as of March 15, 1999 as to the Common Stock of the Registrant beneficially owned by each director, nominee and executive officer and by all executive officers and directors of the Registrant as a group. The information contained in the table has been obtained by the Registrant from each director and executive officer, except for the information known to the Registrant. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.


                           Amount and Nature of            Percent of
Name                       Beneficial Ownership             Class

John Barnett                       2,000                        *
Joseph F. Crowe                    1,500 (2)                    *
Charles K. Chacosky                  -0- (2)
Jeffrey H. Demgen                    -0- (2)
Theodore A. Fleron                   -0-
James M. Grace                     7,600 (2)                    *
Dale E. Mitte                      2,000                        *
Roy F. Mitte                   1,552,206 (1,2)                30.71%
Frank Parker                      12,000                        *
Eugene E. Payne                      -0-
Thomas C. Richmond                   -0-
 Jerome H. Supple                    200                        *

All Executive Officers,
and Directors as
a group (11 persons)           1,577,506 (1,2)                31.21 %

* Less than 1%.

(1)  As of March  15,  2000,  Mr.  Mitte,  jointly  with his  wife  Joann,  owns
     1,552,206 common shares of Financial Industries Corporation ("FIC"). The holdings of Mr. Mitte of FIC's common stock constitutes 30.71% of the outstanding common stock of the Company. In addition, Mr. Mitte holds the position of Chairman, President and Chief Executive Officer of ILCO.

(2) No executive officer or director holds any options to acquire FIC common stock. Messrs. Roy Mitte, Grace, Payne, Demgen and Chacosky are executive officers and/or directors of ILCO and beneficially owned approximately 46.9 % of the outstanding shares of ILCO common stock as of March 15, 2000. Since FIC beneficially owns approximately 44.5% of ILCO's common stock, Mr. Roy Mitte's personal holdings are combined with FIC's holdings in determining the percentage of ILCO common stock beneficially owned by Mr. Mitte. ILCO beneficially owned 690,161 shares of FIC common stock (12.42% of outstanding shares, assuming the exercise of outstanding stock options held by an ILCO subsidiary) as of March 15, 2000.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the three other persons who were serving as executive officers of the Company at the end of 1999 and received cash compensation exceeding $100,000 during 1999:


                               Annual Compensation


                                                                                              Long Term Compens-
Name and                                                                                        ation Awards/         All Other
Principal                                                                                      Stock Options         Compensa-
Position                   Year             Salary(1)          Bonus(3)         Other(2)          (Shares)             tion

Roy F. Mitte,
Chairman,                  1999            $ 503,500         $2,500,000         -0-                  -0-                -0-
President and              1998              503,500          2,500,000         -0-                  -0-                -0-
Chief Executive            1997              503,500          1,500,000         -0-                  -0-                -0-
Officer

James M.                   1999              195,000             20,000         -0-                  -0-                -0-
Grace, Vice                1998              195,000             25,000         -0-                  -0-                -0-
President and              1997              195,000             40,000         -0-                  -0-                -0-
Treasurer

Eugene E.                  1999              195,000             20,000         -0-                  -0-                -0-
Payne, Vice                1998              195,000             20,000         -0-                  -0-                -0-
President and              1997              195,000             40,000         -0-                  -0-                -0-
Secretary

Jeffrey H.                 1999              150,000             20,000         -0-                  -0-                -0-
Demgen, Vice               1998              145,384             15,000         -0-                  -0-                -0-
President                  1997              117,884             30,000         -0-                  -0-                -0-

(1) The salaries and bonuses set forth in the table were paid by ILCO, except that FIC and/or Family Life authorized payment of a portion of Mr. Mitte's salary in each of 1997, 1998 and 1999. The executive officers of FIC have also been executive officers of Family Life, the insurance subsidiary of FIC, and ILCO and its insurance subsidiaries. FIC and/or Family Life reimbursed ILCO (or, in the case of Mr. Mitte, authorized payment of) the following amounts as FIC's or Family Life's share of the executive officers'  cash  compensation  and bonus  for  1997,  1998 and 1999 (i) Mr.
     Mitte: $999,746, $1,111,821 and $1,111,821,  respectively;  (ii) Mr. Grace:
     $68,150,  $64,152 and $62,694,  respectively;  (iii) Dr.  Payne:  $68,150 ,
     $61,447 and $61,447,  respectively;  and (iv) Mr. Demgen: $66,548,  $72,173 and $76,500, respectively.

     Mr. Mitte and FIC are parties to an employment agreement, providing for the employment of Mr. Mitte as Chairman, President and Chief Executive Officer of the Company. The agreement, which was initially effective February 25, 1982, provides for five-year terms and for automatic renewals for successive five- year periods, unless otherwise terminated in accordance with the terms of the agreement. The agreement provides that the level of compensation will be fixed each year by agreement, but not less than $120,000 per year. In addition, the agreement provides that Mr. Mitte is entitled to reimbursement for reasonable business expenses and to participate in all fringe benefit plans and arrangements available generally to employees of the Company.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(3) The data in this column represents the amount of annual bonus awarded. The bonuses for Mr. Grace, Dr. Payne and Mr. Demgen for the year 1997 represent amounts paid in 1997, but include the bonuses awarded with respect to the years 1996 and 1997. Dr. Payne elected to defer the amounts shown for 1997, 1998 and 1999 into the Company's Non-Qualified Deferred Compensation Plan. The Plan was established in 1997 to permit Mr. Grace and Dr. Payne to defer a portion of their compensation. Under the provisions of the Plan, contributions are invested on a money purchase basis and plan benefits are based on the value of the account at retirement or other distribution. In accordance with applicable tax law requirements, amounts allocated to the Plan are subject to the claims of general creditors of the Company.

Directors' Compensation

Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person.

Members of Compensation Committee

The Compensation Committee makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation. The members of the Compensation Committee are John D. Barnett, Frank Parker and Jerome Supple.

Compensation Committee Interlocks and Insider Participation

Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and ILCO. He also determines the compensation of all executive officers of ILCO, other than the Chief Executive Officer.

Reports on Executive Compensation

The following reports and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Chief Executive Officer's Report

The following report is made by Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

The goal of the Company's compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measurers are considered in making annual executive compensation decisions, no formulas, pre-established target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

Since the executive officers of the Company are also executive officers of ILCO, they receive cash compensation from the Company and ILCO. In addition, since a significant portion of the Company's net income is derived from its equity in ILCO's net income, the executive officers of both companies are provided long-term equity-based compensation in the form of ILCO stock options granted under the ILCO 1999 Stock Option Plan and ILCO's Savings and Investment (401K) Plan. They also participate in medical and pension plans that are generally available to employees of the Company and ILCO. The objectives of the ILCO 1999 Stock Option Plan and the 401K Plan are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term equity investment.

Under ILCO's 1999 Stock Option Plan, options to buy ILCO's common stock at 100% of the fair market value on the date of grant but in no event less than $7.50 per share can be granted to officers of ILCO and its subsidiary and affiliated companies. The 1999 Stock Option Plan, which was adopted by ILCO in March, 1999 and became effective upon its approval by the shareholders of ILCO at the annual meeting on May 18, 1999, authorizes the ILCO Board of Directors to grant options to purchase up to a maximum of 800,000 shares of ILCO's common stock. Under its provisions, the 1999 Stock Option Plan remains in effect until the eleventh anniversary of the effective date of the Plan. At December 31, 1999, options to purchase 440,000 shares of ILCO's common stock were outstanding, of which options to buy 40,000 shares were held by executive officers of FIC and ILCO. ILCO's Board of Directors administers the plan.

ILCO's 401K Plan allows eligible employees to make voluntary contributions on a tax deferred basis. During 1997, the Plan was changed to provide for a matching contribution by participating companies. The match, which is in the form of shares of ILCO common stock, is equal to 100% of an eligible participant's elective deferral contributions, as defined in the Plan, not to exceed 1% of the participant's plan compensation. Effective January 1, 2000, the Plan was amended to increase the match percentage from 1% to 2%. Allocations are made on a quarterly basis to the account of participants who have at least 250 hours of service in that quarter.

ILCO's 401K Plan also includes participant accounts which were transferred from the ILCO Employee Stock Ownership Plan ("ESOP"). The merger of the ILCO ESOP into the ILCO 401K Plan was approved in May, 1998. The ESOP was a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of ILCO's contributions were made to participants in accordance with their compensation. Vesting of participants in their accounts occurs in annual installments over a period of approximately ten years. As of December 31, 1999, that portion of the assets of the 401K Plan which represent participant accounts transferred from the ESOP consisted of 579,314 shares of ILCO's Common Stock of which 87,079 shares were allocated to executive officers of the Company and the balance of the shares were allocated to the other participants.

The Company and ILCO provide medical and pension benefits to their executive officers that are generally available to employees.

The foregoing report has been furnished by Roy F. Mitte.

Compensation Committee's Report

The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. For the year 1999, the Committee recommended that the Chief Executive Officer's compensation continue at the same level in effect for the year 1998. In addition, the Committee recommended that the Chief Executive Officer receive a cash bonus in the amount of $965,000.

The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance.

Since the Chief Executive Officer's 1999 compensation is not based on any particular measures of the Company's performance, such as sales, earning or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the Chief Executive Officer's compensation for 1999. Nevertheless, the Committee does believe that it is noteworthy that (i) the Company's net income for 1999 was $9,149,000 ($1.81 basic and $1.76 diluted per share) compared to net income of $9,128,000 ($1.71 basic and $1.66 diluted per share) for 1998, (ii) net income for the year 1999 includes $0.409 million from the sale of certain parcels of real estate located in Jackson, Mississippi adjacent to the former headquarters building of Standard Life Insurance Company (the "Standard Life Building"); the Standard Life Building was owned by Investors Life Insurance Company of North America, a subsidiary of ILCO, as a result of the merger of Standard Life Insurance Company into Investors Life and (iii) the net income of ILCO for the year 1999 includes $0.992 million resulting from the donation by Investors Life of the Standard Life Building to the Jackson Redevelopment Authority and the sale to the JRA of real estate adjacent to the Standard Life Building which was owned by Investors Life. FIC has approximately a 44.5% equity interest in the net income of ILCO.

The foregoing report is submitted by  the members of the Compensation Committee.


Performance Graph

The graph and table below compare the cumulative total shareholder return on the Company's Common Stock for the last five calendar years with the cumulative total return on The Nasdaq Stock Market (US) and an index of stocks of life insurance companies traded on Nasdaq over the same period (assuming the investment on December 31, 1994 of $100 in the Company's Common Stock, The Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq and the reinvestment of all dividends).


                               [PERFORMANCE GRAPH OMITTED]



                                            12/31/94       12/30/95     12/29/96     12/29/97      12/31/98     12/31/99

The Company (1)                             $100.00        $ 93.67      $ 183.71     $ 325.02      $ 262.44     $ 161.50
The Nasdaq Stock Market (US)                $100.00        $141.30      $ 173.90     $ 213.10      $ 300.20     $ 542.40
Index of Nasdaq Life Ins. Stocks (2)        $100.00        $150.30      $ 193.90     $ 256.00      $ 258.20     $ 224.50

(1) The dollar amounts for the Company's Common Stock are based on the closing bid prices on Nasdaq on the dates indicated.

(2) The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (35 issues listed during that period, of which 16 issues were traded on December 31, 1999). These peer companies were selected by the Company on a line-of-business basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a) Roy F. Mitte serves as Chairman, President and Chief Executive Officer of both FIC and ILCO. James M. Grace serves as Vice President, Treasurer and Director of both companies; Dr. Payne serves as Vice President, Secretary and Director of both companies; Messrs. Demgen and Fleron serve as Vice Presidents and Directors of both companies. Mr. Roy Mitte holds beneficial ownership of 30.71% of the outstanding shares of the Company (see "Security Ownership of Certain Beneficial Owners").

(b) As part of the financing arrangement for the acquisition of Family Life Insurance Company, Family Life Corporation ("FLC"), a subsidiary of FIC, entered into a Senior Loan agreement under which $50 million was provided by a group of banks. The balance of the financing consisted of a $30 million subordinated note issued by FLC to Merrill Lynch Insurance Group, Ins. ("Merrill Lynch") and $14 million borrowed by another subsidiary of FIC from an affiliate of Merrill Lynch and evidenced by a senior subordinated note in the principal amount of $12 million and a junior subordinated note in the principal amount of $2 million and $25 million lent by two insurance company subsidiaries of ILCO. The latter amount was represented by a $22.5 million loan from Investors-NA to FLC and a $2.5 million loan provided directly to FIC by Investors-CA. In addition to the interest provided under those loans, Investors-NA and Investors-CA were granted by FIC non-transferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share ($2.10 per share as adjusted for the five-for-one stock split in November, 1996), equivalent to the then current market price, subject to adjustment to prevent dilution. The original provisions of the options provided for their expiration on June 12, 1998 if not previously exercised. In connection with the 1996 amendments to the subordinated notes, as described below, the expiration date of the options were extended to September 12, 2006.

     On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. The Company paid $38 million plus accrued interest to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993. The primary source of the funds used to prepay the subordinated debt was new subordinated loans totaling $34.5 million that FLC and another subsidiary of FIC obtained from Investors-NA. The principal amount of the new subordinated debt is payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt are substantially the same as those of the $22.5 million subordinated loans that Investors-NA had previously made to FLC and that continue to be outstanding.

     In June, 1996, the provisions of the notes from Investors-NA to FIC, Family Life Corporation ("FLC") and Family Life Insurance Investment Company ("FLIIC") were modified as follows: (a) the $22.5 million note was amended to provide for twenty quarterly principal payments, in the amount of $1,125,000 each, to commence on December 12, 1996; the final quarterly principal payment is due on September 12, 2001; the interest rate on the note remains at 11%, (b) the $30 million note was amended to provide for forty quarterly principal payments, in the amount of $163,540 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $1,336,458; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (c) the $4.5 million note was amended to provide for forty quarterly principal payments, in the amount of $24,531 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $200,469; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%, (d) the $2.5 million note was amended to provide that the principal balance of the note is to be repaid in twenty quarterly installments of $125,000 each, commencing December 12, 1996 with the final payment due on September 12, 2001; the rate of interest remains at 12% and (e) the Master PIK note, which was issued to provide for the payment in kind of interest due under the terms of the $2.5 million note prior to June 12, 1996, was amended to provide that the principal balance of the note ($1,977,119) is to be paid in twenty quarterly principal payments, in the amount of $98,855.95 each, to commence December 12, 1996 with the final payment due on September 12, 2001; the interest rate on the note remains at 12%.

     In December, 1998, FLIIC was dissolved. In connection with the dissolution, all of the assets and liabilities of FLIIC became the obligations of FLIIC's sole shareholder (FIC). Accordingly, the obligations under the provisions of the $4.5 million note described above are now the obligations of FIC.

(c) The data processing needs of ILCO's and FIC's insurance subsidiaries are provided to ILCO's and FIC's insurance subsidiaries by FIC Computer Services, Inc. ("FIC Computer"), a subsidiary of FIC. Under the provisions of the data processing agreement FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries. Family Life paid $1,916,350 and ILCO's insurance subsidiaries paid $2,730,189 to FIC Computer for data processing services provided during 1999.

(d) In 1995, Family Life entered into a reinsurance agreement with Investors-NA pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

(e)  In  1996,   Family  Life  entered  into  a   reinsurance   agreement   with
     Investors-NA, pertaining to annuity contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996.

(f) Mr. Crowe retired from active service with the Company in January, 1997 and served on the ILCO Board until October, 1997; he continues to serve on the Board of Directors of FIC. Following Mr. Crowe's retirement, the Company entered into a consulting agreement with him. Under the terms of the agreement, Mr. Crowe is to be available for periodic consultation on actuarial matters related to the operations of the life insurance companies. The agreement provide of a payment of $25,000 per year for a period of five-years.

                         BOARD, COMMITTEES AND MEETINGS

FIC's Board of Directors met formally four times during 1999. All of the incumbent Directors attended 100% of the required meetings, except Mr. Demgen, who attended 75% of the meetings.

The Board has an Audit Committee, which met formally once during 1999. The Directors serving on the Audit Committee in 1999 were John D. Barnett, Frank Parker and Jerome H. Supple. The responsibilities of the Audit Committee include: (i) reviewing the scope of the annual audits of the financial statements of the Company, (ii) reviewing the audit results with the independent auditors and management and (iii) evaluating the performance of the independent auditors of the Company.

The members of the Compensation Committee during 1999 were: Messrs, Barnett, Parker and Supple. The Compensation Committee held one meeting during 1999. The responsibilities of the Compensation Committee include recommending to the Board the mount and nature of the compensation paid by the Company to the Chief executive Officer.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

FIC's accounting firm for the current year is PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

It is contemplated by the management of FIC that the next Annual Meeting of the Shareholders of FIC will be held on or about May 21, 2001. Proposals submitted by any security holders and intended to be included in FIC's Proxy Statement and Form of Proxy relating to the meeting must be received by the Company at its principal executive offices no later than December 31, 2000 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.

                               ADDITIONAL MATTERS

At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the meeting. However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgment in the interest of FIC with respect to such matters.

Date:  April 19, 2000

                                            By Order of the Board of Directors
                                            Financial Industries Corporation


                                            Eugene E. Payne
                                            Secretary